EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6909

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS SECOND QUARTER RESULTS AND REGULAR QUARTERLY CASH DIVIDEND.

Broomall, Pennsylvania.  July 24, 2012 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and six months ended June 30, 2012.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on August 17, 2012 to shareholders of record at the close of business on August 3, 2012.

The Company reported net income of $962,000 or $.18 per share for the quarter ended June 30, 2012 as compared to net income of $644,000 or $.12 per share for the quarter ended June 30, 2011.  Net interest income decreased $187,000 or 5.1% to $3.5 million while other income increased $1.1 million to $1.2 million for the quarter ended June 30, 2012 as compared to the same period in 2011.  Other expenses increased $223,000 or 8.4% to $2.9 million and the provision for loan losses increased $150,000 to $525,000 for the quarter ended June 30, 2012 as compared to the same period in 2011.  Income tax expense amounted to $343,000 for the quarter ended June 30, 2012 as compared to $161,000 for the same period in 2011.

The decrease in net interest income was primarily due to a $402,000 or 8.5% decrease in interest income on loans and securities, which was partially offset by a decrease of $215,000 or 20.3% in interest expense on customer deposits.  The increase in other income was due to the gain on sale of property held for future development, which amounted to $806,000.  The increase in other expenses primarily resulted from increases in salaries and employee benefits expense, advertising and marketing costs and professional fees, which were partially offset by lower FDIC deposit insurance premiums.  The increase in the provision for loan losses in the second quarter of 2012 compared to the second quarter of 2011 was primarily due to providing additional reserves of $413,000 on two large participation loans that primarily resulted from updated collateral valuations.  The increase in income tax expense was due to a higher level of taxable income in the 2012 period.

For the six months ended June 30, 2012, net income amounted to $1.5 million or $.27 per share as compared to net income of $1.3 million or $.25 per share for the six months ended June 30, 2011.  Net interest income decreased $214,000 or 2.9% to $7.1 million while other income increased $1.1 million to $1.4 million for the six months ended June 30, 2012 as compared to the same period in 2011.  Other expenses increased $475,000 or 8.9% to $5.8 million and the provision for loan losses increased $150,000 to $750,000 for the six months ended June 30, 2012 as compared to $600,000 for the same period in 2011.  Lastly, income tax expense amounted to  $456,000 for the six months ended June 30, 2012 as compared to $340,000 due to a higher level of taxable income in the 2012 period.

The decrease in net interest income was primarily due to a $702,000 or 7.4% decrease in interest income on loans and securities, which was partially offset by a decrease of $488,000 or 22.1% in interest expense on customer deposits.  The increase in other income was primarily due to the gain on sale of property held for future development which amounted to $806,000.  The increase in other expenses primarily resulted from increases in salaries and benefits expense, advertising and marketing costs, professional fees and loan and real estate owned expenses, which were partially offset by lower FDIC deposit insurance premiums.  The increase in the provision for loan losses during the first six months of 2012 compared to the first six months of 2011 was primarily due to the additional reserves discussed above.  The increase in income tax expense was due to a higher level of taxable income in the 2012 period.

The Company’s total assets increased $11.5 million or 2.5% to $481.0 million at June 30, 2012 as compared to $469.5 million at December 31, 2011.  Cash and cash equivalents increased $13.5 million or 14.1% to $109.4 million, while net loans receivable decreased $1.6 million or 0.6% to $283.7 million.  Investment and mortgage-backed securities decreased $4.9 million or 8.7% to $51.6 million at June 30, 2012.  Customer deposits increased $12.4 or 3.3% to $388.5 million while borrowings decreased $602,000 or 15.5% to $3.3 million at June 30, 2012.  Total stockholders’ equity amounted to $82.7 million or 17.2% of total assets as of June 30, 2012 compared to $83.0 million or 17.7% of total assets at December 31, 2011.

Nonperforming assets decreased $1.6 million to $15.4 million or 3.20% of total assets at June 30, 2012 as compared to $17.0 million or 3.63% of total assets at December 31, 2011.  The nonperforming assets at June 30, 2012 included $8.9 million in nonperforming loans and $6.5 million in other real estate owned.  The decrease in nonperforming assets was primarily due to a $5.5 million decrease in nonperforming loans offset by a $3.9 million increase in other real estate owned as of June 30, 2012.  These changes were primarily due to the $4.2 million transfer of former nonperforming real estate loans to other real estate owned.  As of June 30, 2012, nonperforming loans included $2.7 million in single-family residential real estate loans, $2.7 million in commercial real estate loans, a $3.2 million real estate construction loan and $293,000 in student loans, which are fully guaranteed by the U.S. Government.

Regarding the $3.2 million nonperforming real estate construction loan referred to above, the second quarter anticipated sale by the borrowers was cancelled by the buyers in early July 2012.  Management is reviewing other options to exit this credit.  Also, one multi-family property valued at $2.7 million and currently held in other real estate owned is under agreement and expected to settle by year end 2012.  This property is being managed and operated by the buyers under a separate management agreement at no cost to the Bank until the sale is consummated.  The allowance for loan losses amounted to $4.3 million or 48.2% of nonperforming loans at June 30, 2012 as compared to $4.0 million or 27.7% at December 31, 2011.

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Interest income	$4,324	$4,726	$8,796	$9,498
Interest expense	843	1,058	1,716	2,204
Net interest income	3,481	3,668	7,080	7,294
Provision for loan losses	525	375	750	600
Other income	1,231	171	1,423	320
Other expenses	2,882	2,659	5,830	5,355
Income before income tax expense	1,305	805	1,923	1,659
Income tax expense	343	161	456	340
Net income	$ 962	$ 644	$1,467	$ 1,319

Basic earnings per share	$0.18	$0.12	$0.28	$0.25

Diluted earnings per share	$0.18	$0.12	$0.27	$0.25

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

			June 30,	December 31,
			2012	2011
Total assets			$481,032	$469,487
Cash and cash equivalents			109,367	95,852
Investment and mortgage-backed securities			51,620	56,548
Loans receivable - net			283,661	285,297
Deposits			388,476	376,048
Borrowings			3,276	3,878
Total stockholders' equity			82,668	82,995